AllianceBernstein Large Cap Growth Fund, Inc.
Exhibit 77O0
811-06730
77O0 Transactions effected pursuant to Rule 10f-3

Portfolio Security Date Purchased * Shares
Purchased Price per Share
AB Large Cap Growth General Motors Co. 11/18/2010 97,743 $33.00* With respect to the transactions, the issuer (including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were (1) part of an issue registered under the Securities Act of 1933 and offered to the public, (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

Underwriting  Shares Purchased Total Shares
% of Offering     Purchased From
Concession    by AB including  Offered      Purchased by AB
**            the Funds			    including the Funds
					    ***
$0.2475       4,000,000        478,000,000  0.84%              JPMorgan
 			      				       Securities LLC

** The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.*** Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the principal amount of the Offering.^ Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a member of the underwriting syndicate for this transaction and was allocated 0.18% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: Morgan Stanley & Co. Inc., JPMorgan Securities LLC,
Bank of America Merrill Lynch, Citigroup Global Markets Inc., Barclays capital Inc., Credit Securities LLC, Deutsche Bank Securities Inc.,
Goldman Sachs, RBC Capital Markets, Bradesco Securities Inc., CIBC World Markets, Commerzbank AG, BNY Mellon Capital Markets LLC, ICBC International Securities Ltd.,Itau Bank Ltd., Lloyds TSB Bank plc, China International Capital Corp. Ltd., Loop Capital Markets LLC, Williams Capital Group LP, Soleil Securities Corp., Scotia Capital Inc., Piper Jaffray & Co., SMBC Nikko Capital Markets Ltd., CastleOak Securities LP, CL King & Associates Inc., FBR Capital Markets, Gardner RIch & Co., Lebenthal & Co. Inc.,
MR Beal & Co., Muriel Siebert & Co Inc., Samuel A Ramirez & Co. Inc., Cabrera Capital Markets Inc., Cf Global Trading LLC, CRT Investment
Banking LLC.


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